                                            Filed Pursuant to Rule No. 424(b)(2)
                                            Registration No. 333-75463

Prospectus Supplement
(To Prospectus dated April 15, 1999)

General Motors Acceptance Corporation
(Yen)50,000,000,000 Floating Rate Notes Due July 26, 2002

--------------------------------------------------------------------------------

The notes will mature on July 26, 2002. Interest will accrue from July 26, 1999, payable quarterly in arrears on January 26, April 26, July 26 and October 26, commencing on October 26, 1999. The per annum rate of interest will equal LIBOR (as defined herein), reset quarterly, plus 0.10% (minimum 0%). The notes will not be redeemable prior to maturity unless certain events occur involving United States taxation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                                   Per Note        Total
                                                   -------- -------------------
Public Offering Price (1)......................... 100.00%  (Yen)50,000,000,000
Underwriting Discount.............................   0.15%      (Yen)75,000,000
Proceeds, before expenses, to General Motors
 Acceptance Corporation...........................  99.85%  (Yen)49,925,000,000

--------

(1) You will also pay accrued interest, if any, from July 26, 1999.

Application has been made to list the notes on the Luxembourg Stock Exchange.

It is expected that delivery of the notes will be made to investors on or about July 26, 1999 only through The Depository Trust Company, the Euroclear System or Cedelbank.

--------------------------------------------------------------------------------

                                  Joint Leads

Tokyo-Mitsubishi International plc                          Daiwa Europe Limited

                                Co-lead Managers
IBJ International plc                                          DKB International
Morgan Stanley Dean Witter                           Merrill Lynch International
Nomura Securities                             Salomon Smith Barney International

--------------------------------------------------------------------------------

The activities of the underwriters of the notes are being jointly led by Tokyo-Mitsubishi International plc and Daiwa Europe Limited.

July 19, 1999

                               Table of Contents

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Incorporation of Certain Documents by Reference............................  S-2
Directors of GMAC..........................................................  S-2
Ratio of Earnings to Fixed Charges.........................................  S-4
Consolidated Capitalization of GMAC........................................  S-4
Selected Consolidated Financial Data.......................................  S-5
Currency Conversions and Foreign Exchange Risks............................  S-6
Use of Proceeds............................................................  S-8
Description of Notes.......................................................  S-8
Clearing & Settlement...................................................... S-10
United States Federal Taxation............................................. S-18
Underwriting............................................................... S-22
General Information........................................................ S-24
Legal Opinions............................................................. S-24

                                   Prospectus
                                                                            Page
                                                                            ----
Principal Executive Offices................................................    2
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
Description of General Motors Acceptance Corporation.......................    3
Ratio of Earnings to Fixed Charges.........................................    3
Use of Proceeds............................................................    3
Description of Debt Securities.............................................    3
Description of Warrants....................................................    9
Plan of Distribution.......................................................   10
Experts....................................................................   11

   Unless the context indicates otherwise, the words "GMAC", "we", "our", "ours" and "us" refer to General Motors Acceptance Corporation.

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you different information or to make any additional representations. We are not, and the underwriters are not, making an offer of any securities other than the notes. This prospectus supplement is part of and must be read in conjunction with the accompanying prospectus dated April 15, 1999. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement.

   The distribution of this prospectus supplement and the prospectus and the offering of the notes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus supplement and the prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

   This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange. We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and, having made all reasonable inquiries, confirm that to the best of our knowledge and belief there are no other facts the omission of which would make any statement contained in this prospectus supplement and the accompanying prospectus misleading.

   Unless otherwise specified or the context otherwise requires, references in this prospectus supplement and accompanying prospectus to "dollars", "$" and "U.S.$" are to United States dollars. Unless otherwise specified or the context otherwise requires, references in this prospectus supplement and accompanying prospectus to "Yen", "(Yen)" and "Japanese (Yen)" are to Japanese Yen.

                Incorporation of Certain Documents by Reference

   The SEC allows us to "incorporate by reference" information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information.

   We incorporate by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about General Motors Acceptance Corporation and its finances.

      SEC Filings                        Period
      -----------                        ------
      Annual Report on Form 10-K........ Year ended December 31,1998
      Quarterly Report on Form 10-Q..... Quarter ended March 31, 1999
      Current Reports on Form 8-K....... Dated January 21, 1999, April 15, 1999,
                                         April 22, 1999, and June 8, 1999

   You may, at no cost, request a copy of the documents incorporated by reference in this prospectus, except exhibits to such prospectus, by writing or telephoning the office of G.E. Gross, Comptroller, at the following address and telephone number:

                       General Motors Acceptance Corporation
                          3044 West Grand Boulevard
                          Mail code 482-1x1-103
                          Detroit, Michigan 48202
                          Tel: (313) 556-1240

   This prospectus supplement and accompanying prospectus, together with the documents incorporated by reference, will be available free of charge at the office of Banque Generale du Luxembourg S.A., 50 Avenue J. F. Kennedy, L-2951, Luxembourg.

                               Directors of GMAC

      Name                                                 Position
      ----                                                 --------
      Richard J.S. Clout..................... Executive Vice President

      Eric A. Feldstein...................... Vice President and Treasurer,
                                              General Motors Corporation

      John D. Finnegan....................... Chairman and President,
                                              General Motors Acceptance
                                              Corporation and Executive Vice
                                              President and Group Executive,
                                              General Motors Corporation

      John E. Gibson......................... Executive Vice President

      J. Michael Losh........................ Executive Vice President and Chief
                                              Financial Officer, General Motors
                                              Corporation

      William F. Muir........................ Executive Vice President and
                                              Chief Financial Officer


      Name                                                   Position
      ----                                                   --------
      Harry J. Pearce............................. Vice Chairman, General Motors
                                                   Corporation

      W. Allen Reed............................... Vice President and Chief
                                                   Investment Funds Officer,
                                                   General Motors Corporation

      John F. Smith, Jr........................... Chairman and Chief Executive
                                                   Officer, General Motors
                                                   Corporation

      G. Richard Wagoner, Jr...................... President and Chief Operating
                                                   Officer, General Motors
                                                   Corporation

      Ronald L. Zarrella.......................... Executive Vice President and
                                                   President of GM North
                                                   America, General Motors
                                                   Corporation

   The above Directors do not hold any significant positions outside of General Motors Corporation, GMAC and their respective subsidiaries.

   The business address of each Director and the location of GMAC's principal executive offices is 3044 West Grand Boulevard, Detroit, Michigan 48202, United States.

                       Ratio of Earnings to Fixed Charges

          Three Months Ended                                              Years Ended
               March 31,                                                 December 31,
          ------------------                                             ------------
      1999                   1998                                  1998                                 1997
      ----                   ----                                  ----                                 ----
      1.42                   1.37                                  1.33                                 1.42

   The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges.

   See "Ratio of Earnings to Fixed Charges" in the accompanying prospectus for additional information.

                      Consolidated Capitalization of GMAC

                                  (Unaudited)
                         (In millions of U.S. Dollars)

                                                                    March 31,
                                                                       1999
                                                                    ----------
      Notes, Loans and Debentures
        Payable within one year.................................... $ 56,986.4
        Payable after one year.....................................   48,339.4
          Total notes, loans and debentures........................ $105,325.8
                                                                    ==========
      Stockholder's Equity
        Common stock, $.10 par value (authorized 10,000 shares,
         outstanding 10 shares) and paid-in capital................ $  2,200.0
        Net income retained for use in the business................    7,668.9
        Net unrealized gains on securities.........................      328.6
        Unrealized accumulated foreign currency translation
         adjustment................................................     (183.6)
                                                                    ----------
          Total stockholder's equity............................... $ 10,013.9
                                                                    ==========

   There has been no material change in the consolidated capitalization of GMAC since March 31, 1999.

                      Selected Consolidated Financial Data

   The following table sets forth our selected financial data derived from the audited consolidated financial statements for the two years ended December 31, 1998 and 1997 and from unaudited financial statements for the three months ended March 31, 1999 and 1998. We believe that all adjustments necessary for the fair presentation thereof have been made to the unaudited financial data. The results for the interim period ended March 31, 1999 are not necessarily indicative of the results for the full year. The following information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in the accompanying prospectus. See "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

                                  Three Months Ended          Years Ended
                                       March 31,             December 31,
                                 ----------------------  ----------------------
                                    1999        1998        1998        1997
                                 ----------  ----------  ----------  ----------
                                        (in millions of U.S. Dollars)
Balance Sheet Data (1):
Cash and Cash Equivalents......  $    850.2  $    845.8  $    618.1  $    759.2
                                 ----------  ----------  ----------  ----------
Earning Assets
Investments in securities......     8,520.3     7,701.9     8,681.9     7,896.1
Finance receivables, net.......    74,518.4    63,170.4    71,101.2    59,048.9
Investment in operating leases,
 net...........................    27,716.4    26,307.9    27,925.8    25,981.4
Notes receivable from General
 Motors Corporation                 2,589.9     2,077.1     2,270.5       551.7
Real estate mortgages--held for
 sale..........................     4,996.0     4,903.2     7,969.7     5,119.5
--held for investment..........     1,399.9       675.6     1,296.7       713.0
--lending receivables..........     1,423.1     2,196.1     2,063.6     2,222.9
Due and deferred from
 receivable sales, net.........       (12.2)      258.6       111.5       690.5
Other..........................     3,546.6     1,803.3     3,683.7     1,807.6
                                 ----------  ----------  ----------  ----------
Total earning assets...........   124,698.4   109,094.1   125,104.6   104,031.6
                                 ----------  ----------  ----------  ----------
Nonearning assets..............     6,099.3     4,760.2     5,694.8     4,528.5
                                 ----------  ----------  ----------  ----------
Total Assets...................  $131,647.9  $114,700.1  $131,417.5  $109,319.3
                                 ==========  ==========  ==========  ==========
Notes, loans and debentures
 payable within one year.......  $ 56,986.4  $ 52,092.7  $ 60,816.7  $ 50,399.5
                                 ----------  ----------  ----------  ----------
Accounts Payable and Other
 Liabilities General Motors
 Corporation and affiliated
 companies.....................     1,243.7     2,017.9       929.6       698.9
Interest.......................     1,497.2     1,358.4     1,264.2     1,101.8
Insurance losses and loss
 expenses......................     2,037.1     2,085.2     2,062.7     2,125.3
Unearned insurance premiums....     1,903.1     1,836.3     1,855.6     1,804.1
Deferred income taxes..........     3,019.4     2,597.7     2,842.9     2,577.1
United States and foreign
 income and other taxes
 payable.......................       480.8       377.8       570.7       321.2
Other postretirement benefits..       693.1       669.3       685.3       652.6
Other..........................     5,433.8     4,620.7     5,241.7     4,607.5
                                 ----------  ----------  ----------  ----------
Total accounts payable and
 other liabilities.............    16,308.2    15,563.3    15,452.7    13,888.5
                                 ----------  ----------  ----------  ----------
Notes, loans and debentures
 payable after one year........    48,339.4    37,981.2    45,356.5    36,275.2
                                 ----------  ----------  ----------  ----------
Common stock, $.10 par value
 (authorized 10,000 shares,
 outstanding 10 shares) and
 paid-in capital...............     2,200.0     2,200.0     2,200.0     2,200.0
Net income retained for use in
 the business..................     7,668.9     6,600.6     7,351.6     6,326.3
Net unrealized gains on
 securities....................       328.6       421.9       381.5       368.5
Unrealized accumulated foreign
 currency translation
 adjustment....................      (183.6)     (159.6)     (141.5)     (138.7)
                                 ----------  ----------  ----------  ----------
  Accumulated other
   comprehensive income........       145.0       262.3       240.0       229.8
                                 ----------  ----------  ----------  ----------
  Total stockholder's equity...    10,013.9     9,062.9     9,791.6     8,756.1
                                 ----------  ----------  ----------  ----------
  Total Liabilities and
   Stockholder's Equity........  $131,647.9  $114,700.1  $131,417.5  $109,319.3
                                 ==========  ==========  ==========  ==========

--------
(1) Certain amounts for 1997 have been reclassified to conform with 1998 classifications. Certain amounts for 1998 have been reclassified to conform with 1999 classifications.

                                               Three Months       Years Ended
                                              Ended March 31,    December 31,
                                             ----------------- -----------------
                                               1999     1998     1998     1997
                                             -------- -------- -------- --------
                                                (in millions of U.S. Dollars)
Income Statement Data (1):
Financing Revenue
Retail and lease financing.................  $1,005.9 $  902.0 $3,868.8 $3,570.5
Operating leases...........................   1,795.5  1,784.7  7,233.0  7,260.5
Wholesale and term loans...................     475.7    420.1  1,628.9  1,745.6
                                             -------- -------- -------- --------
    Total automotive financing revenue.....   3,277.1  3,106.8 12,730.7 12,576.6
Interest and discount......................   1,512.9  1,384.5  5,786.9  5,255.5
Depreciation on operating leases...........   1,188.5  1,178.3  4,692.4  4,677.5
                                             -------- -------- -------- --------
Net automotive financing revenue...........     575.7    544.0  2,251.4  2,643.6
Insurance premiums earned..................     446.6    471.0  1,858.4  1,360.4
Mortgage revenue...........................     728.2    417.4  2,029.9  1,498.7
Other income...............................     374.1    330.8  1,294.9  1,159.7
                                             -------- -------- -------- --------
    Net Financing Revenue and Other........   2,124.6  1,763.2  7,434.6  6,662.4
                                             -------- -------- -------- --------
Expenses
Salaries and benefits......................     395.7    289.9  1,167.0  1,050.4
Other operating expenses...................     621.2    498.3  2,350.3  1,801.8
Insurance losses and loss adjustment
 expenses..................................     347.2    353.0  1,517.2  1,073.5
Provision for credit losses................     119.3    107.2    463.1    522.7
                                             -------- -------- -------- --------
    Total expenses.........................   1,483.4  1,248.4  5,497.6  4,448.4
Income before income taxes.................     641.2    514.8  1,937.0  2,214.0
United States, foreign and other income
 taxes.....................................     248.9    165.5    611.7    912.9
                                             -------- -------- -------- --------
    Net Income.............................     392.3    349.3  1,325.3  1,301.1
Net income retained for use in the business
 at beginning of the period................   7,351.6  6,326.3  6,326.3  5,775.2
                                             -------- -------- -------- --------
Total......................................   7,743.9  6,675.6  7,651.6  7,076.3
Cash dividends.............................      75.0     75.0    300.0    750.0
                                             -------- -------- -------- --------
  Net Income Retained for Use in the
   Business at End of the Period...........  $7,668.9 $6,600.6 $7,351.6 $6,326.3
                                             ======== ======== ======== ========

--------
(1) Certain amounts for 1997 have been reclassified to conform with 1998 classifications. Certain amounts for 1998 have been reclassified to conform with 1999 classifications.

                Currency Conversions and Foreign Exchange Risks

Currency Conversions

   Subject to the following paragraph, while interests in the DTC Notes (as defined below) are held through the DTC Global Note (as defined below), all payments in respect of such DTC Notes will be made in U.S. dollars. As determined by the Exchange Agent (as defined below) under the terms of the Fiscal Agency Agreement (as defined below), the amount of U.S. dollars payable in respect of any particular payment under the DTC Notes will be equal to the amount of Japanese Yen otherwise payable exchanged into U.S. dollars at the
(Yen)/U.S.$ rate of exchange prevailing as at 11:00 a.m. (New York City time) on the day which is two Business Days (as defined below) prior to the relevant payment date, less any costs incurred by the Exchange Agent (as defined below) for such conversion (to be shared pro rata among the holders of DTC Notes accepting U.S. dollar payments in the proportion of their respective holdings), all as set out in more detail in the Fiscal Agency Agreement.

If an exchange rate bid quotation is not available, the Registrar (as defined below) shall obtain a bid quotation from a leading foreign exchange bank in The City of New York selected by the Registrar for such purpose after consultation with GMAC. If no bid quotation from a leading foreign exchange bank is available, payment will be in Yen to the account or accounts specified by DTC to the Registrar. Until such account or accounts are so specified, the funds still held by the Registrar shall bear interest at the rate of interest quoted by the Registrar for deposits with it on an overnight basis to the extent that the Registrar is reasonably able to reinvest such funds. The term "Business Day" means any day on which commercial banks and foreign exchange markets settle payments in New York City and London.

   Notwithstanding the above, the holder of a beneficial interest in the DTC Notes may elect to receive payment or payments under such DTC Note in Japanese Yen by notifying the DTC participant through which its Notes are held on or prior to the applicable Record Date (as defined below) of (i) such investor's election to receive all or a portion of such payment in Japanese Yen, and (ii) wire transfer instructions to a Japanese Yen account in Japan. DTC must be notified of such election and wire transfer instructions on or prior to the third New York Business Day (as defined below) after such Record Date for any payment of interest, and, or prior to the twelfth day prior to the payment of principal. DTC will notify the Fiscal Agent (as defined below) and the Paying Agent (as defined below) of such election and wire transfer instructions on or prior to 5:00 p.m. New York City time on the fifth New York Business Day after such Record Date for any payment of interest and on or prior to 5:00 p.m. New York City time on the tenth day prior to the payment of principal. If complete instructions are forwarded to DTC through DTC participants and by DTC to the Fiscal Agent and the Paying Agent on or prior to such dates, such investor will receive payment in Japanese Yen outside DTC; otherwise, only U.S. dollar payments will be made by the Fiscal Agent to DTC. All costs of such payment by wire transfer will be borne by holders of beneficial interests receiving such payments by deduction from such payments. For purposes of this paragraph, "New York Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to close.

   Investors will be subject to foreign exchange risks as to payments in respect of principal and interest that may have important consequences to them. See "--Foreign Exchange Risks" below.

Foreign Exchange Risks

   An investment in the Notes, which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the "home currency"), entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the Japanese Yen and the possibility of the imposition or modification of foreign exchange controls with respect to the Japanese Yen. Such risks generally depend on economic and political events over which GMAC has no control. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the Japanese Yen against the relevant home currency could result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

   The description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisors as to the risks involved in an investment in the Notes.

                                Use of Proceeds

   We will receive net proceeds before expenses of (Yen)49,925,000,000. We estimate that our expenses will be approximately $250,000.

                              Description of Notes

General

   The following description of the particular terms of the Floating Rate Notes Due July 26, 2002 (the "Notes") offered hereby supplements and, to the extent that the terms are inconsistent, replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus. The Notes are part of the Debt Securities registered by GMAC in April 1999 to be issued on terms to be determined at the time of sale.

   The Notes offered hereby will be issued in an aggregate principal amount of
(Yen)50,000,000,000 pursuant to an Indenture dated as of July 1, 1982, as amended, which is more fully described in the accompanying prospectus and the Notes have been authorized and approved by resolution of our Board of Directors dated March 30, 1999.

   The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York, United States.

   The Notes will be repayable at par on July 26, 2002. The Notes are not redeemable by us prior to maturity unless certain events occur involving U.S. taxation. See "--Redemption for Tax Reasons."

   So long as the Notes are listed on the Luxembourg Stock Exchange, as soon as possible after 11:00 a.m. (London time) on each interest Determination Date (as defined below) but in no event later than the first day of such Interest Period (as defined below), we shall notify the Luxembourg Stock Exchange of the rate of interest, interest amount and the Interest Payment Date (as defined below) for the next Interest Period. We shall notify the holders of the Notes of such rate of interest, interest amount and Interest Payment Date as set forth under "--Notices" as soon as possible after their determination but in no event later than the fourth Business Day following the applicable interest Determination Date (except that no such notification or publication shall need to be given or made, as the case may be, after the Notes have been declared due and payable upon the occurrence of an event described under "Events of Default" (as defined in the Prospectus)). The interest amount and Interest Payment Date so notified or published may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without notice in the event of an extension or shortening of the Interest Period.

   A fiscal agency agreement dated as of July 26, 1999 (the "Fiscal Agency Agreement") will be entered into in relation to the Notes between GMAC, Citibank, N.A. London office as registrar (the "Registrar"), fiscal agent (the "Fiscal Agent") and exchange agent (the "Exchange Agent") and the other paying agents named therein (together with the Fiscal Agent, the "Paying Agents").

   In these terms, "Registrar", "Fiscal Agent", "Paying Agent" and "Exchange Agent" shall include any successors appointed from time to time in accordance with the provisions of the Fiscal Agency Agreement, and any reference to an "Agent" or "Agents" shall mean any or all (as applicable) of such persons.

   The Noteholders are bound by, and are deemed to have notice of, the provisions of the Fiscal Agency Agreement. Copies of the Fiscal Agency Agreement are available for inspection during usual business hours at the principal office of the Fiscal Agent.

Interest

   The Notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR (as defined below) plus 0.10% (minimum 0%), as determined by GMAC acting as Calculation Agent (the

"Calculation Agent"). Interest is payable on January 26, April 26, July 26 and October 26 (each an "Interest Payment Date"), commencing October 26, 1999 for the period commencing on and including the immediately preceding Interest Payment Date, or in the case of the first Interest Period, the Closing Date, and ending on and including the day next preceding the Interest Payment Date (an "Interest Period"). Interest is payable to the persons in whose names the Notes are registered at the close of business on the last day of the calendar month next preceding such January, April, July and October (the "Record Date").

   "LIBOR", with respect to an Interest Period, shall be the rate (expressed as a percentage per annum) for deposits in Japanese Yen for a three-month period beginning on the second London Banking Day (as defined below) after the Determination Date (as defined below) that appears on Telerate Page 3750 (as defined below) as of 11:00 a.m., London time on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, LIBOR for the Interest Period shall be the arithmetic mean of the rates (expressed as a percentage per annum) for deposits in a Representative Amount (as defined below) in Japanese Yen for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Reuters Screen LIBO Page (as defined below) as of 11:00 a.m., London time on the Determination Date. If Reuters Screen LIBO Page does not include two or more rates or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in Japanese Yen for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time on such Determination Date, for loans in a Representative Amount in Japanese Yen to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

   "Determination Date" with respect to an Interest Period will be the second London Banking Day preceding the first day of the Interest Period.

   "London Banking Day" is any day in which dealings in Japanese Yen are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

   "Representative Amount" means a principal amount of not less than
(Yen)100,000,000 for a single transaction in the relevant market at the relevant time.

   "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service).

   "Reuters Screen LIBO Page" means the display designated as page "LIBO" on The Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service).

   The amount of interest for each day that the Notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

   All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% or (.09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

   The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested.

   The Calculation Agent will, upon the request of the holder of any Note, provide the interest rate then in effect. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on GMAC and the holders of the Notes. We may appoint a successor Calculation Agent with the written consent of the Trustee, which consent shall not be unreasonably withheld.

   We shall insure that so long as the Notes are outstanding, a calculation agent shall be maintained and we shall provide notice to the noteholders of any changes to the calculation agent as provided in "Notices".

                             Clearing & Settlement

Book-Entry, Delivery and Form

   The information set out below in connection with DTC, Euroclear or Cedelbank (together, the "Clearing Systems") is subject to any change in or reinterpretation of the rules, regulations and procedures of the Clearing Systems currently in effect. The information in this section concerning the Clearing Systems has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of the Clearing Systems are advised to confirm the applicability of the rules, regulations and procedures of the relevant Clearing System. Neither GMAC nor any other party to the Fiscal Agency Agreement will have any responsibility or liability for any aspect of the records relating to, or payments made on account of interests in the Notes held through the facilities of any Clearing System or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

General

   The Notes will be offered and sold in registered form in denominations of
(Yen)1,000,000 and integral multiples thereof. Notes which are offered and sold outside the United States (the "International Notes") will be represented by beneficial interests in a fully registered permanent global note (the "International Global Note") without interest coupons attached, which will be registered in the name of National City Nominees Limited, as nominee for, and shall be deposited on or about July 26, 1999 (the "Closing Date") with, Citibank, N.A. London office, as common depositary for, and in respect of interest held through, Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") and Cedelbank ("Cedelbank"). Notes which are offered and sold in the United States (the "DTC Notes", and together with the International Notes, the "Notes") will be represented by beneficial interests in a fully registered permanent global note (the "DTC Global Note" and, together with the International Global Note, the "Global Notes"), without interest coupons attached, which will be deposited on or about the Closing Date with Citibank, N.A. London office, as custodian (the "Custodian") for, and registered in the name of Cede & Co., as nominee for the Depository Trust Company ("DTC"). Together, the Notes represented by the Global Notes will equal the aggregate principal amount of the Notes outstanding at any time. The amount of Notes represented by each of the DTC Global Note and the International Global Note is evidenced by the register (the "Register") maintained for that purpose by the Registrar (as defined under "-- Registrar and Paying Agent"). Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear and Cedelbank and their participants. Except as described herein, certificates will not be issued in exchange for beneficial interests in the Global Notes.

   A holder of DTC Notes will receive all payments under the DTC Notes in U.S. dollars, unless such holder makes an election as described herein for payment in Japanese Yen. The amount payable in U.S. dollars will be equal to the amount of Japanese Yen otherwise payable exchanged into U.S. dollars at the
(Yen)/U.S.$ rate of exchange prevailing two Business Days (as defined herein) prior to the relevant payment date. See "Currency Conversions and Foreign Exchange Risks--Currency Conversions" herein.

   The International Global Note has been assigned an ISIN number and a Common Code number and the DTC Global Note has been assigned a CUSIP number.

   Owners of beneficial interests in the Global Notes will not be entitled to have Notes registered in their names, and will not receive or be entitled to receive physical delivery of definitive Notes representing individual Notes.

   In the event definitive Notes are issued, we will appoint a paying agent and transfer agent in Luxembourg (the "Luxembourg Paying and Transfer Agent"). Holders of definitive Notes will be able to receive payment and effect transfer at the offices of the Luxembourg Paying and Transfer Agent.

   Individual certificates in respect of Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. if Euroclear, Cedelbank or DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with a Global Note or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear, Cedelbank or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of, transfer of or in exchange for book-entry interests in the Notes represented by such Global Note upon delivery of such Global Note for cancellation.

Title

   Subject to applicable law and the terms of the Indenture, GMAC, the Registrar and any paying agent will treat the persons in whose names the Global Notes are registered, initially Cede & Co. and National Cities Nominees Limited (collectively, the "holders"), as owners of such Notes for the purpose of receiving payments of principal and interest on the Notes and for all other purposes whatsoever. Therefore, none of GMAC, the Registrar or any paying agent has any direct responsibility or liability for the payment of principal of or interest on the Notes to owners of beneficial interests in the Global Notes. All payments made by GMAC to the registered holders of the Global Notes shall discharge the liability of GMAC under the Notes to the extent of the sums so paid.

The Clearing Systems

   The clearing systems have advised GMAC as follows:

   DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of

Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC Participants and to facilitate the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include certain of the underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("Indirect DTC Participants").

   Transfers of ownership or other interests in Notes in DTC may be made only through DTC Participants. Indirect DTC Participants are required to effect transfers through a DTC Participant. In addition, beneficial owners of Notes in DTC will receive all distributions of principal of and interest on the Notes from the Registrar through such DTC Participant.

   Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants, and, because owners of beneficial interests in the Notes holding through DTC will hold interests in the Notes through DTC Participants or Indirect DTC Participants, the ability of such owners of beneficial interests to pledge Notes to persons or entities that do not participate in DTC, or otherwise take actions with respect to such Notes, may be limited.

   Ownership of interests in the DTC Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, the DTC Participants and the Indirect DTC Participants. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the DTC Global Note is limited to such context.

   DTC's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed Participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, DTC's ability to properly perform its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others.

   Cedelbank. Cedelbank is incorporated under the laws of Luxembourg as a professional depository. Cedelbank holds securities for Cedelbank Participants and facilitates the clearance and settlement of securities transactions between Cedelbank Participants through electronic book-entry changes in accounts of Cedelbank Participants, thereby eliminating the need for physical movement of certificates. Cedelbank provides to Cedelbank Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a professional depositary, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedelbank Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include these underwriters. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank Participant either directly or indirectly.

   Distributions with respect to Notes held beneficially through Cedelbank will be credited to cash accounts of Cedelbank Participants in accordance with its rules and procedures, to the extent received by Cedelbank.

   Euroclear. Euroclear was created in 1968 to hold securities for Euroclear Participants and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

   The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Euroclear Terms and Conditions"). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

   Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

Euroclear, Cedelbank and DTC Arrangements

   So long as DTC or its nominee or Euroclear, Cedelbank or the nominee of their common depositary is the registered holder of the Global Notes, DTC, Euroclear, Cedelbank or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Fiscal Agency Agreement and the Notes. Payments of principal, interest and additional amounts, if any, in respect of the Global Notes will be made to DTC, Euroclear, Cedelbank or such nominee, as the case may be, as the registered holder thereof. None of GMAC, any Agent or any underwriter or any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the U .S. Securities Act of 1933, as amended, the "Securities Act") will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   Distributions of principal and interest with respect to book-entry interests in the Notes held through Euroclear or Cedelbank will be credited, to the extent received by Euroclear or Cedelbank from the Fiscal Agent, to the cash accounts of Euroclear or Cedelbank customers in accordance with the relevant system's rules and procedures.

   Holders of book-entry interest in the Notes through DTC will receive, to the extent received by DTC from the Fiscal Agent, all distributions of principal and interest with respect to book-entry interests in the Notes from the Fiscal Agent through DTC. Distributions in the United States will be subject to relevant U.S. tax laws and regulations.

   Interest on the Notes (other than interest on redemption) will be paid to the holder shown on the Register on the Record Date. Trading between the DTC Global Note and the International Global Note will therefore be net of accrued interest from the Record Date to the relevant Interest Payment Date.

   The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer interests in the Global Notes to such persons will be limited. Because DTC, Euroclear and Cedelbank can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

   The holdings of book-entry interests in the Notes through Euroclear, Cedelbank and DTC will be reflected in the book-entry accounts of each such institution. As necessary, the Registrar will adjust the amounts of the Notes on the Register for the accounts of (i) National City Nominees Limited and (ii) Cede & Co. to reflect the amounts of Notes held through Euroclear and Cedelbank, and DTC, respectively.

   Beneficial ownership of Notes will be held through financial institutions as direct and indirect participants in Euroclear, Cedelbank and DTC.

   Interests in the Global Notes will be in uncertificated book-entry form.

Secondary Market Trading in Relation to Registered Global Notes

 Trading between Euroclear and/or Cedelbank Participants

   Secondary market sales of book-entry interests in the Notes held through Euroclear or Cedelbank to purchasers of book-entry interests in the International Notes through Euroclear or Cedelbank will be conducted in accordance with the normal rules and operating procedures of Euroclear and Cedelbank and will be settled using the procedures applicable to conventional EuroNotes.

 Trading between DTC Participants

   Secondary market sales of book-entry interests in the DTC Notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in U.S. dollars, or free of payment if payment is not effected in U.S. dollars. Where payment is not effected in U.S. dollars, separate payment arrangements outside DTC are required to be made between the DTC participants.

 Trading between DTC Seller and Euroclear/Cedelbank Purchaser

   When book-entry interests in Notes are to be transferred from the account of a DTC participant holding a beneficial interest in a DTC Global Note to the account of a Euroclear or Cedelbank accountholder wishing to purchase a beneficial interest in an International Global Note (subject to the certification procedures provided in the Fiscal Agency Agreement), the DTC participant will deliver instructions for delivery to the relevant Euroclear or Cedelbank accountholder to DTC by 12:00 noon, New York City time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Cedelbank accountholder. On the settlement date, the Custodian will instruct the Registrar to (i) decrease the amount of Notes registered in the name of Cede & Co. and evidenced by the DTC Global Note and (ii) increase the amount of Notes registered in the name of the nominee (being National City Nominees Limited) of the common depositary for Euroclear and Cedelbank and evidenced by the International Global Note. Book-entry interests will be delivered free of payment to Euroclear or Cedelbank, as the case may be, for credit to the relevant accountholder on the first business day following the settlement date but for value settlement date.

 Trading between Euroclear/Cedelbank Seller and DTC Purchaser

   When book-entry interests in the Notes are to be transferred from the account of a Euroclear or Cedelbank accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC Global Note (subject to the certification procedures provided in the Fiscal Agency Agreement), the Euroclear or Cedelbank participant must send to Euroclear or Cedelbank delivery free of payment instructions by 7:45 p.m., Luxembourg/Brussels time as the case may be, one business day prior to the settlement date. Euroclear or Cedelbank, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Cedelbank and the Registrar to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear and Cedelbank accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Cedelbank will (a) transmit appropriate instructions to the Custodian who will in turn deliver such book-entry interests in the Notes free of payment to the relevant account of the DTC participant and (b) instruct the Registrar to
(i) decrease the amount of Notes registered in the name of the nominee (being National City Nominees Limited) of the common depositary for Euroclear and Cedelbank and evidenced by the International Global Notes and (ii) increase the amount of Notes registered in the name of Cede & Co. and evidenced by the DTC Global Note.

   Although the foregoing sets out the procedures of Euroclear, Cedelbank and DTC in order to facilitate the transfers of interests in the Notes among participants of DTC, Cedelbank and Euroclear, none of Euroclear, Cedelbank or DTC is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the Fiscal Agent, the Registrar, the Trustee any Paying Agent, any underwriter or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the Securities Act, will have any responsibility for the performance by DTC, Euroclear and Cedelbank or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the arrangements described above.

   So long as the International Global Note is held on behalf of Euroclear and Cedelbank or any other clearing system (an "Alternative Clearing System"), notices to holders of Notes represented by a beneficial interest in the International Global Notes may be given by delivery of the relevant notice to Euroclear, Cedelbank or the Alternative Clearing System, as the case may be, and so long as the DTC Global Note is held on behalf of DTC or an Alternative Clearing System, notices to holders of Notes represented by a beneficial interest in the DTC Global Note may be given by delivery of the relevant notice to DTC or the Alternative Clearing System, as the case may be, except that, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices will also be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication is not practicable, in an English language newspaper having general circulation in Europe.

Registrar and Paying Agent

   Citibank N.A. has been appointed as registrar (the "Registrar"). We may at any time vary or terminate the appointment of the Registrar or any paying agent or approve any change in the office through which they act, provided that there shall at all times be a Registrar, and provided further that so long as the Notes are listed on any Stock Exchange (and the rules of such Stock Exchange so require), we will maintain a paying agent with offices in the city in which such Stock Exchange is located.

Further Issues

   We may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further Notes ranking pari passu with the Notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further Notes or except for the first payment of interest following the issue date of such further Notes. Such further Notes may be consolidated and form a single series with the Notes and have the same term as to status, redemption or otherwise as the Notes.

Payment of Additional Amounts

   We will pay to the holder of any Note who is a non-United States person (as defined below) such additional amounts as may be necessary in order that every net payment in respect of the principal, premium, if any, or interest, if any, on such Note, after deduction or withholding by GMAC or any paying agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note to be then due and payable before any such deduction or withholding for or on account of any such tax, assessment or governmental charge. The foregoing obligation to pay such additional amounts shall not apply to:

(a) any tax, assessment or other governmental charge which would not have been so imposed but for:

  . the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, or

  . such holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States federal income tax purposes or corporation which accumulates earnings to avoid United States federal income tax;

(b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(c) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

(d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of, premium, if any, or interest, if any, on any Note;

(e) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of a Note who actually or constructively owns 10% or more of the total combined voting power of all classes of stock of GMAC entitled to vote within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended;

(f) any tax, assessment or other governmental charge imposed as a result of the failure to comply with:

  . certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Note, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding) or

  . any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

(g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, premium, if any, or interest, if any, on any Note, if such payment can be made without such withholding by at least one other paying agent; or

(h) any combination of items (a), (b), (c), (d), (e), (f) or (g);

nor will such additional amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the Note to the extent a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the Note would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Note.

   The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Description of Notes--Redemption for Tax Reasons", GMAC shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

   As used under this heading "Payment of Additional Amounts" and under the headings "Description of Notes--Redemption for Tax Reasons" and "United States Federal Taxation--Tax Consequences to Non-United States Persons" the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. "United States person" has the meaning set forth in "United States Federal Taxation--Tax Consequences to United States Person" and "non-United States person" has the meaning set forth in "United States Federal Taxation--Tax Consequences to Non-United States Persons" below.

Redemption for Tax Reasons

   If:

  . as a result of any change in or amendment to the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision thereof or therein affecting taxation,

  . any change in the official application or interpretation of such laws, including any official proposal for such a change, amendment or change in the application or interpretation of such laws, which change, amendment, application or interpretation is announced or becomes effective after the date of this prospectus supplement or which proposal is made after such date,

  . as a result of any action taken by any taxing authority of the United
    States which action is taken or becomes generally known after such date, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to GMAC, there is, in such case, in the written opinion of independent legal counsel of recognized standing to GMAC, a material increase in the probability that GMAC has or may become obligated to pay Additional Amounts (as described above under "Payment of Additional Amounts"), and GMAC in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it, not including assignment of the Notes, the Notes may be redeemed, as a whole but not in part, at GMAC's option at any time thereafter, upon notice to the Trustee and the holders of the Notes in accordance with the provisions of the Indenture at a redemption price equal to 100% of the principal amount of the Notes to be redeemed together with accrued interest thereon to the date fixed for redemption.

Notices

   Notices to holders of the Notes will be published in authorized daily newspapers in The City of New York, in London, and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. Any notice given pursuant to these provisions shall be deemed to have been given on the date of publication or, if published more than once, on the date first published.

                         United States Federal Taxation

   The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the Notes. This summary provides general information only and is directed solely to original holders purchasing Notes at the "issue price", that is, the first price to the public at which a substantial amount of the Notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding Notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Persons

   For purposes of the following discussion, "United States person" means a beneficial owner of a Note that is for United States federal income tax purposes:

  . a citizen or resident of the United States,

  . a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

  . an estate the income of which is subject to United States federal income taxation regardless of its source, or

  . a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more United States persons have the authority to control all substantial decisions of the trust.

 Payments of Interest

   Interest on a Note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes.

 Sale, Exchange or Retirement of the Notes

   Upon the sale, exchange or retirement of a Note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to interest on the Note that has not previously been included in income, which will be includable as interest as described under "Payments of Interest" above. A United States person's adjusted tax basis in a Note generally will equal the cost of the Note to the United States person.

   In general, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

 Backup Withholding and Information Reporting

   Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a Note, and to payments of proceeds of the sale or redemption of a Note, to certain non-corporate United States persons. GMAC, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against that United States person's United States federal income tax and may entitle that United States person to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

Tax Consequences to Non-United States Persons

   As used herein, the term "non-United States person" means an owner of a Note that is, for United States federal income tax purposes:

  . a nonresident alien individual,

  . a foreign corporation,

  . a nonresident alien fiduciary of a foreign estate or trust, or

  . a foreign partnership one or more of the members of which is, for United
    States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

 Income and Withholding Tax

   Subject to the discussion of backup withholding below:

   (a) payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest,

  . (1) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of GMAC entitled to vote, (2) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to GMAC through stock ownership, and (3) either (A) the beneficial owner of the Note certifies (generally on an IRS Form W-8) to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

  . the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner's agent provides an IRS Form 1001 claiming the exemption; or

  . the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner's agent provides an IRS Form 4224;

provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false. After December 31, 2000, a new IRS Form W-8 will replace current IRS Forms W-8, 1001 and 4224. The new forms have been finalized and may now be used;

   (b) a non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or other disposition of a Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

   (c) a Note owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of GMAC's stock entitled to vote and, at the time of such individual's death the income on the Note would not have been effectively connected with a United States trade or business of the individual.

   With respect to the certification requirement referred to in subparagraph
(a), for Notes held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, for interest and disposition proceeds paid with respect to a Note after December 31, 2000, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

   If a non-United States person holding a Note is engaged in a trade or business in the United States, and if interest on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. Such a holder may also need to provide a United States taxpayer identification number on the forms referred to in paragraph (a) above in order to meet the requirements set forth above. In addition, if such holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a Note will be included in the effectively connected earnings and profits of such holder if such interest or gain, as the case may be, is effectively connected with the conduct by such holder of a trade or business in the United States.

   Each holder of a Note should be aware that if it does not properly provide the required IRS form, or if the IRS form or, if permissible, a copy of such form, is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Note may be subject to United States withholding tax at a 30% rate and the holder, including the beneficial owner, will not be entitled to any additional amounts from GMAC described under the heading "Description of Notes--Payment of Additional Amounts" with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to foreign holders of the Notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Notes.

 Backup Withholding and Information Reporting

   Under current Treasury Regulations, backup withholding (imposed at the rate of 31%) will not apply to payments made by GMAC or a paying agent to a non-United States person in respect of a Note if the certifications required by Sections 871(h) and 881(c) of the Code, which are described above, are received, provided in each case that GMAC or the paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

   Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of a Note made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a Note) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or in the case of payments made after December 31, 2000, a foreign partnership with certain connections with the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies, under penalties of perjury that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

   Non-United States persons holding Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

   Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

   The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                                  Underwriting

   Subject to the terms and conditions set forth in an underwriting agreement dated July 19, 1999 (the "Underwriting Agreement"), we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Tokyo-Mitsubishi International plc and Daiwa Europe Limited are acting as representatives (collectively, the "Representatives"), has severally agreed to purchase the principal amount of the Notes set forth opposite its name below. In the Underwriting Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any of the Notes are purchased.

                                                             Principal Amount of
                           Underwriters                             Notes
                           ------------                      -------------------
      Tokyo-Mitsubishi International plc.................... (Yen)42,000,000,000
      Daiwa Europe Limited..................................       5,000,000,000
      DKB International plc.................................         500,000,000
      IBJ International plc.................................         500,000,000
      Merrill Lynch International...........................         500,000,000
      Morgan Stanley & Co. International Limited............         500,000,000
      Nomura International plc..............................         500,000,000
      Salomon Brothers International Limited................         500,000,000
                                                             -------------------
          Total............................................. (Yen)50,000,000,000
                                                             ===================

   The Representatives of the underwriters have advised us that they propose initially to offer the Notes to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.05% of the principal amount of the Notes. After the initial public offering, the public offering price and concession may be changed.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   The Notes are offered for sale in those jurisdictions in the United States, Europe, Asia and Canada where it is legal to make such offers. Only offers and sales of the Notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the Registration Statement of which the accompanying prospectus, as supplemented by this prospectus supplement, is a part.

   Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and neither GMAC nor any other underwriter shall have responsibility therefor.

   Each underwriter, severally and not jointly, represents and agrees that:

  . it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  . it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on;

  . it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom; and

  . the Notes have not been, and will not be, registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law") and each underwriter has agreed that, so long as the Securities and Exchange Law and any applicable laws, regulations and ministerial guidelines of Japan so require, it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan and that thereafter it will offer or sell such Notes in Japan or to, or for the benefit of, a resident of Japan only pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

   Although application has been made to list the Notes on the Luxembourg Stock Exchange, the Notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the Notes. We have been advised by the underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

   Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this prospectus supplement.

   In connection with the sale of the Notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

   In the ordinary course of their respective businesses, certain of the underwriters or their affiliates have engaged, and will in the future engage, in commercial banking and investment banking transactions with GMAC and certain of its affiliates.

                              General Information

   Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of GMAC and a legal notice relating to the issuance of the Notes have been deposited prior to listing with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture and GMAC's Annual Report on Form 10-K for the year ended December 31, 1998 as well as all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed since December 31, 1998, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Banque Generale du Luxembourg S.A. Banque Generale du Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange and GMAC and the holders of the Notes. In addition, copies of the Annual Reports, Quarterly Reports and Current Reports of GMAC may be obtained free of charge at such office.

   Except as may be disclosed herein, there has been no material change in the financial or trading position of GMAC since December 31, 1998.

   GMAC is not a party to any legal or arbitration proceedings (including any that are pending or threatened) which may have or have had during the previous 12 months a significant effect on GMAC's consolidated financial position.

   The Notes have been accepted for clearance through Euroclear and Cedelbank and have been assigned Euroclear and Cedelbank Common Code No. 10025753, International Security Identification Number (ISIN) XS0100257533 and CUSIP No. 370425RL6.

                                 Legal Opinions

   The validity of the Notes offered pursuant to this prospectus supplement will be passed on for GMAC by Martin I. Darvick, Esq., Assistant General Counsel of GMAC, and for the underwriters by Davis Polk & Wardwell. Mr. Darvick owns shares, and has options to purchase shares, of General Motors Corporation common stock, $1 2/3 par value.

   The firm of Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the Board of Directors of General Motors Corporation and has acted as counsel for General Motors Corporation and GMAC in various matters.

                           REGISTERED OFFICES OF GMAC

                           3044 West Grand Boulevard
                            Detroit, Michigan 48202
                                 United States

                             LEGAL AND TAX ADVISORS
                                    TO GMAC

       (As to United States Law)               (As to United States Law)
        Martin I. Darvick, Esq.                   Peter F. Hiltz, Esq.
       3031 West Grand Boulevard               3044 West Grand Boulevard
        Detroit, Michigan 48202                 Detroit, Michigan 48202
             United States                           United States

                                    AUDITORS

                              Independent Auditors
                                    of GMAC
                             Deloitte & Touche LLP
                             600 Renaissance Center
                          Detroit, Michigan 48243-1274
                                 United States

                       LEGAL ADVISORS TO THE UNDERWRITERS

                           (As to United States Law)
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 United States

                                 LISTING AGENT

                       Banque Generale du Luxembourg S.A.
                            50 Avenue J. F. Kennedy
                               L-2951 Luxembourg

                                    TRUSTEE

                              The Bank of New York
                               101 Barclay Street
                                    Floor 7E
                            New York, New York 10286
                                 United States

                   FISCAL AGENT, REGISTRAR AND EXCHANGE AGENT

                                 Citibank N.A.
                               5 Carmelite Street
                                London EC4Y 0PA
                                    England

                    PAYING AND TRANSFER AGENT IN LUXEMBOURG

                       Banque Generale du Luxembourg S.A.
                            50 Avenue J. F. Kennedy
                               L-2951 Luxembourg

PROSPECTUS

                                $10,000,000,000

                     General Motors Acceptance Corporation

             Debt Securities, Warrants to Purchase Debt Securities

                               ----------------

   We will offer from time to time debt securities or warrants to purchase debt securities. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplemental prospectus carefully before you invest.

                               ----------------

   We reserve the sole right to accept and, together with our agents from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through any agents.

                               ----------------

   Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

April 15, 1999

   You should rely only on the information contained in or incorporated by reference in this prospectus or any accompanying supplemental prospectus. We have not authorized anyone to provide you with different information or to make any additional representations. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

                               Table of Contents

                                                                            Page
                                                                            ----
      Principal Executive Offices..........................................   2
      Available Information................................................   2
      Incorporation of Certain Documents by Reference......................   2
      Description of General Motors Acceptance Corporation.................   3
      Ratio of Earnings to Fixed Charges...................................   3
      Use of Proceeds......................................................   3
      Description of Debt Securities.......................................   3
      Description of Warrants..............................................   9
      Plan of Distribution.................................................  10
      Experts..............................................................  11

   Unless the context indicates otherwise, the words "GMAC", "we", "our", "ours" and "us" refer to General Motors Acceptance Corporation.

   Any agent's commissions or dealer or underwriter's discounts in relation to the sale of securities covered by this prospectus will be set forth in the applicable prospectus supplement. The net proceeds we receive from such sale will be (a) the purchase price of the securities less such agent's commission,
(b) the purchase price of the securities, in the case of a dealer or (c) the public offering price of the securities less such underwriter's discount. There will be an additional deduction from the proceeds in the case of (a), (b) and
(c), for other attributable issuance expenses. Our aggregate proceeds from all securities sold will be the purchase price of the securities sold less the aggregate of the agents' commissions, the underwriter discounts and any other expenses of issuance and distribution.

                               ----------------

                          Principal Executive Offices

   Our principal executive offices are located at 3044 West Grand Boulevard, Detroit, Michigan 48202, and our telephone number is 313-556-5000.

                               ----------------

                             Available Information

   We file annual, quarterly, and special reports and other information with the SEC. You may read and copy any reports or other information we file at the public reference room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at the following Regional Offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. You may also request copies of our documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Room. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. SEC filings are also available to the public from commercial document retrieval services and over the Internet at http://www.sec.gov. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, the "registration statement") under the Securities Act of 1933 with respect to the securities. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.

                Incorporation of Certain Documents by Reference

   The SEC allows us to "incorporate by reference" information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information.

   We incorporate by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about GMAC and its finances.

       SEC Filings (File No. 1-
                3754)                                        Period
       ------------------------                              ------
      Annual Report on Form 10-K                  Year ended December 31, 1998
      Current Report on Form 8-K                  Dated January 21, 1999

   You may request a copy of the documents incorporated by reference in this prospectus, except exhibits to such prospectus, at no cost, by writing or telephoning the office of G. E. Gross, Comptroller, at the following address and telephone number:

                     General Motors Acceptance Corporation
                           3044 West Grand Boulevard
                             Mail code 482-1x1-103
                            Detroit, Michigan 48202
                              Tel: (313) 556-1240

              Description of General Motors Acceptance Corporation

   General Motors Acceptance Corporation, a wholly-owned subsidiary of General Motors Corporation, was incorporated in 1997 under the Delaware General Corporation Law. On January 1, 1998, GMAC merged with its predecessor which was originally incorporated in 1919 under the New York Banking Law relating to investment companies, and thereupon assumed all of its predecessor's assets, liabilities and obligations. Operating directly and through subsidiaries and associated companies in which we have equity investments, we offer a wide variety of automotive financial services to and through franchised General Motors dealers in many countries throughout the world. Financial services also are offered to other automobile dealerships and to the customers of those dealerships. Other financial services we offer include insurance and mortgage banking.

   Our principal businesses are:

  . to finance the acquisition by franchised General Motors dealers for resale of various new automotive and nonautomotive products manufactured by General Motors Corporation;

  . to acquire from such dealers, either directly or indirectly, installment obligations covering retail sales and leases of new General Motors products as well as used units of any make;

  . to finance new products of other manufacturers; and

  . to lease motor vehicles and certain types of capital equipment to others.

   The automotive financing industry is highly competitive. Our principal competitors are affiliated finance subsidiaries of other major manufacturers as well as a large number of banks, commercial finance companies, savings and loan associations and credit unions. Our business is influenced by our ability to offer competitive financing rates which in turn is directly affected by our access to capital markets.

                       Ratio of Earnings to Fixed Charges

                               Years Ended December 31,
             -------------------------------------------------------------------------------------
             1998           1997                  1996                  1995                  1994
             ----           ----                  ----                  ----                  ----
             1.33           1.42                  1.41                  1.36                  1.33

   The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of GMAC and its consolidated subsidiaries. Fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

                                Use of Proceeds

   The net proceeds from the sale of the securities will be added to the general funds of GMAC and will be available for the purchase of receivables, the making of loans or the repayment of debt. Such proceeds initially may be used to reduce short-term borrowings or invested in short-term securities.

                         Description of Debt Securities

   The debt securities offered are to be issued under an Indenture dated as of July 1, 1982, as amended by:

  . a First Supplemental Indenture dated as of April 1, 1986

  . a Second Supplemental Indenture dated as of June 15, 1987

  . a Third Supplemental Indenture dated as of September 30, 1996

  . a Fourth Supplemental Indenture dated as of January 1, 1998

  . a Fifth Supplemental Indenture dated as of September 30, 1998 and as further amended by the Trust Indenture Reform Act of 1990 (together, the "Indenture"), between GMAC and The Bank of New York, Successor Trustee (the "Trustee"), copies of which are filed as exhibits to the registration statement. The following summaries of certain provisions of the Indenture are not complete and are subject to all provisions of the Indenture, including the definition of certain terms.

   The Indenture provides that, in addition to the debt securities being offered, additional debt securities may be issued without limitation as to aggregate principal amount, but only as authorized by GMAC's Board of Directors. (Section 2.01 of the Indenture.)

General

   Reference is made to the accompanying prospectus supplement for the following terms of the debt securities being offered:

  . the designation of the debt securities;

  . the aggregate principal amount of the debt securities;

  . the percentage of their principal amount at which the debt securities will be issued;

  . the date or dates on which the debt securities will mature;

  . the rate or rates per annum, if any, at which the debt securities will bear interest;

  . the times at which the interest will be payable;

  . the date after which the debt securities may be redeemed and the redemption price;

  . the currency or currencies in which the debt securities are issuable or payable;

  . the exchanges on which the debt securities may be listed; and

  . whether the debt securities shall be issued in book-entry form.

   Principal and interest, if any, will be payable, and, unless the debt securities are issued in book-entry form, the debt securities being offered will be transferable, at the principal corporate trust office of the Trustee, which at the date hereof is 101 Barclay Street, New York, New York 10286, provided that payment of interest may be made at the option of GMAC by check mailed to the address of the person entitled thereto. (Sections 2.06, 4.01, and 4.02 of the Indenture.)

   The debt securities will be unsecured and unsubordinated and will rank pari passu with all other unsecured and unsubordinated obligations of GMAC (other than obligations preferred by mandatory provisions of law).

   Some of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate, which at the time of issuance, is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the accompanying prospectus supplement.

   Debt securities will include debt securities denominated in United States dollars or, at the option of GMAC if so specified in the accompanying prospectus supplement, in any other freely transferable currency.

   If a prospectus supplement specifies that debt securities are denominated in a currency other than United States dollars, the prospectus supplement will also specify the denomination in which such debt securities will be issued and the coin or currency in which the principal, premium, if any, and interest on the debt securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

   If a prospectus supplement specifies that the debt securities will have a redemption option, the "Option to Elect Repurchase" constitutes an issuer tender offer under the Exchange Act. GMAC will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1, if such redemption option is elected, including making any required filings with the Commission and the furnishing of certain information to the holders of the debt securities.

Book-Entry, Delivery and Form

   Unless otherwise indicated in the accompanying prospectus supplement, the debt securities will be issued in the form of one or more fully registered global securities (collectively, the "Global Debt Security") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary" or "DTC") and registered in the name of the Depositary's nominee. Except as set forth below, the Global Debt Security may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

   The Depositary has advised as follows: it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Participants include:

  . securities brokers and dealers, including the underwriters named in the accompanying prospectus supplement;

  . banks and trust companies;

  . clearing corporations; and

  . certain other organizations.

   Access to the Depositary's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants or indirect participants.

   The Depositary advises that pursuant to procedures established by it:

  . upon issuance of the debt securities by GMAC, the Depositary will credit the account of participants designated by the underwriters with the principal amounts of the debt securities purchased by the underwriters; and

  . ownership of beneficial interests in the Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Debt Security).

   The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Debt Security is limited to such extent.

   As long as the Depositary's nominee is the registered owner of the Global Debt Security, such nominee for all purposes will be considered the sole owner or holder of the debt securities under the Indenture. Except as provided below, owners of beneficial interests in the Global Debt Security will not:

  . be entitled to have any of the debt securities registered in their names,

  . receive or be entitled to receive physical delivery of the debt securities in definitive form, or

  . be considered the owners or holders thereof under the Indenture.

   Neither GMAC, the Trustee, any Paying Agent nor the Depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Debt Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   Principal and interest payments on the debt securities registered in the name of the Depositary's nominee will be made by the Trustee to the Depositary's nominee as the registered owner of the Global Debt Security. Under the terms of the Indenture, GMAC and the Trustee will treat the persons in whose names the debt securities are registered as the owners of the debt securities for the purpose of receiving payment of principal and interest on the debt securities and for all other purposes whatsoever. Therefore, neither GMAC, the Trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal or interest on the debt securities to owners of beneficial interests in the Global Debt Security. The Depositary has advised GMAC and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Debt Security as shown on the records of the Depositary. Payments by participants and indirect participants to owners of beneficial interests in the Global Debt Security will be the responsibility of such participants and indirect participants and will be governed by their standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name".

   If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by GMAC within 90 days, GMAC will issue debt securities in definitive form in exchange for the Global Debt Security. In addition, GMAC may at any time determine not to have the debt securities represented by the Global Debt Security and, in such event, will issue debt securities in definitive form in exchange for the Global Debt Security. In either instance, an owner of a beneficial interest in a Global Debt Security will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the debt securities in definitive form. Debt securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of the debt securities, but GMAC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.06 of the Indenture.)

   DTC has advised GMAC that management of DTC is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, or after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions, including principal and income payments, to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which, DTC has advised the Industry, is expected to be completed within appropriate time frames.

   However, DTC's ability to properly perform its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's participants and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (a) impress upon them the importance of such services being "Year 2000" compliant; and (b) determine the extent of their efforts for "Year 2000" remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate. According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Certain Covenants as to Liens

   The only financial covenant applicable to the debt securities is that described below. That covenant requires that the debt securities be equally and ratably secured in the circumstances described therein but has no special application merely by virtue of the occurrence of any transaction or series of transactions resulting in material changes in GMAC's debt-to-equity ratio.

   The debt securities are not secured by mortgage, pledge or other lien. GMAC will covenant in the debt securities that so long as any of the debt securities remain outstanding, it will not pledge or otherwise subject to any lien any of its property or assets unless the debt securities are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. Such covenant does not apply to:

  . the pledge of any assets to secure any financing by GMAC of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which GMAC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers' acceptances or in aid of other similar borrowing arrangements;

  . the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

  . any deposit of assets of GMAC with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by GMAC from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against GMAC;

  . any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

  . any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing four clauses of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property). (Section 4.03 of the Indenture.)

Modification of the Indenture

   The Indenture contains provisions permitting GMAC and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the debt securities issued thereunder, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the debt securities of all series at the time outstanding under such Indenture which are affected by such modification or amendment, voting as one class, provided that no such modification shall:

  . extend the fixed maturity of any debt securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each debt security so affected, or

  . reduce the aforesaid percentage of debt securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all debt securities then outstanding under the Indenture. (Section 10.02 of the Indenture.)

Events of Default

   An Event of Default with respect to any series of debt securities issued subject to the Indenture is defined in the Indenture as being:

  . default in payment of any principal or premium, if any, on such series;

  . default for 30 days in payment of any interest on such series;

  . default for 30 days after notice in performance of any other covenant in the Indenture; or

  . certain events of bankruptcy, insolvency or reorganization. (Section 6.01 of the Indenture.)

   No Event of Default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of debt securities issued thereunder. In case an Event of Default as set out in the first, second and third items listed above shall occur and be continuing with respect to any series, the Trustee or the holders of not less than 25% in aggregate principal amount of debt securities of each such series then outstanding may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of such series to be due and payable. In case an Event of Default as set out in the fourth item listed above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the debt securities then outstanding, voting as one class, may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of all outstanding debt securities to be due and payable. Any Event of Default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, or of all the outstanding debt securities, as the case may be, except in a case of failure to pay principal or premium, if any, or interest on such debt security for which payment had not been subsequently made. (Section 6.01 of the Indenture.) GMAC is required to file with the Trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. (Section 4.05 of the Indenture.) The Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so. (Section 6.07 of the Indenture.)

   Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable indemnity or security. (Sections 7.01 and 7.02 of the Indenture.)

   Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the debt securities of each series affected, with each series voting as a separate class, at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section 6.06 of the Indenture.)

Concerning the Trustee

   The Bank of New York is the Successor Trustee under the Indenture. It is also Successor Trustee under various other indentures covering outstanding notes and debentures of GMAC. The Bank of New York and its affiliates act as depository for funds of, make loans to, act as trustee and perform certain other services for, GMAC and certain of its affiliates in the normal course of its business. As trustee of various trusts, it has purchased securities of GMAC and certain of its affiliates.

                            Description of Warrants

General

   The following statements with respect to the warrants are summaries of the detailed provisions of one or more separate warrant agreements (each a "Warrant Agreement") between GMAC and a banking institution organized under the laws of the United States or one of the states thereof (each a "Warrant Agent"), a form of which is filed as an exhibit to the registration statement. Wherever particular provisions of the Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

   The warrants will be evidenced by warrant certificates (the "Warrant Certificates") and, except as otherwise specified in the prospectus supplement accompanying this prospectus, may be traded separately from any debt securities with which they may be issued. Warrant Certificates may be exchanged for new Warrant Certificates of different denominations at the office of the Warrant Agent. The holder of a warrant does not have any of the rights of a holder of a debt security in respect of, and is not entitled to any payments on, any debt securities issuable, but not yet issued, upon exercise of the warrants.

   The warrants may be issued in one or more series, and reference is made to the prospectus supplement accompanying this prospectus relating to the particular series of warrants, if any, offered thereby for the terms of, and other information with respect to, such warrants, including:

  . the title and the aggregate number of warrants;

  . the debt securities for which each warrant is exercisable;

  . the date or dates on which the warrants will expire;

  . the price or prices at which the warrants are exercisable;

  . the currency or currencies in which the warrants are exercisable;

  . the periods during which and places at which the warrants are exercisable;

  . the terms of any mandatory or optional call provisions;

  . the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

  . the identity of the Warrant Agent;

  . the exchanges, if any, on which the warrants may be listed; and

  . whether the Warrants shall be issued in book-entry form.

Exercise of Warrants

   Warrants may be exercised by payment to the Warrant Agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and by communicating to the Warrant Agent the identity of the warrantholder and the number of warrants to be exercised. Upon receipt of payment and the Warrant Certificate properly completed and duly executed, at the office of the Warrant Agent, the Warrant Agent will, as soon as practicable, arrange for the issuance of the applicable debt securities, the form of which shall be set forth in the prospectus supplement. If less than all of the warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amounts of Warrants.

                              Plan of Distribution

   GMAC may sell the securities being offered in four ways:

  . directly to purchasers,

  . through agents,

  . through underwriters, and

  . through dealers.

   Offers to purchase securities may be solicited directly by GMAC or by agents designated by GMAC from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by GMAC to such agent set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment, which is ordinarily five business days or less. Agents may be entitled under agreements which may be entered into with GMAC to indemnification by GMAC against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for GMAC in the ordinary course of business.

   If an underwriter or underwriters are utilized in the sale, GMAC will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by GMAC against certain liabilities, including liabilities under the Securities Act of 1933. Among others, one or more of the following firms may act as managing underwriter(s) with respect to the offering of the securities:

 . Bear, Stearns & Co. Inc.                     . J.P. Morgan Securities Inc.


 . Lehman Brothers                              . Morgan Stanley Dean Witter


 . Lehman Brothers Inc.                         . Morgan Stanley & Co.
                                                  Incorporated


 . Merrill Lynch & Co.
                                                . Salomon Smith Barney


 . Merrill Lynch, Pierce, Fenner & Smith Incorporated
                                                . Salomon Brothers Inc


 . J.P. Morgan & Co.
                                                . Warburg Dillon Read LLC

   If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, GMAC will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by GMAC against certain liabilities, including liabilities under the Securities Act of 1933.

   If so indicated in the prospectus supplement, GMAC will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from GMAC at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and unless GMAC otherwise agrees the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include:

  . commercial and savings banks,

  . insurance companies,

  . pension funds,

  . investment companies,

  . educational and charitable institutions, and

  . other institutions.

   All delayed delivery contracts are subject to the approval of GMAC. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to contracts accepted by GMAC.

   The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

   In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

                                    Experts

   The consolidated financial statements incorporated in this prospectus by reference from GMAC's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            GMAC FINANCIAL SERVICES